Exhibit 23.1



                                October 20, 2000






Board of Directors
Pollution Research and Control Corp.
506 Paula Avenue
Glendale, California 91201

Gentlemen:

     We have acted as counsel to Pollution Research and Control Corp., a California corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to an aggregate of 1,725,788 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock"), including 1,084,081 shares of Common Stock underlying outstanding warrants (collectively, the "Warrants") and options (collectively, the "Options") that may be issued upon exercise by the holders of all of the Warrants and Options on or prior to the various expiration dates thereof commencing on November 4, 2000, through October 20, 2003, and 641,707 shares of Common Stock issued upon the exercise of warrants or options by the holders on various expiration dates thereof commencing on February 23 through March 31, 2000, the conversion on June 8, 1999, of certain shares of preferred stock or otherwise. The holders of shares of Common Stock received upon the exercise of warrants and options on various expiration dates thereof commencing on February 23 through March 31, 2000, the conversion on June 8, 1999, of certain shares of preferred stock or otherwise are hereinafter, collectively, referred to as the "Selling Shareholders."

     In connection with this opinion, we have examined the Company's Articles of Incorporation, as amended; the Company's By-Laws; minutes of the Company's corporate proceedings, as made available to us by officers of the Company; an executed copy of such Registration Statement, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion.

     In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

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Board of Directors
Pollution Research and Control Corp.
October 20, 2000
Page 2


     On the basis of the foregoing, and solely in reliance thereon, we are of the opinion that the Shares of Common Stock have been duly authorized and, when issued for consideration received by the Company (i) from the Selling Shareholders, (ii) upon exercise by the holders of the Warrants and payment of the exercise price as provided in the Warrants in accordance with the terms thereof and/or (ii) upon exercise by the holders of the Options and payment of the exercise price as provided in the Options in accordance with the terms thereof, the Shares of Common Stock have been or will be validly issued, fully-paid and nonassessable.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 CUDD & ASSOCIATES


                                                 By:  /s/  Patricia Cudd
                                                    ----------------------------
                                                           Patricia Cudd